        IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                  IN AND FOR NEW CASTLE COUNTY

ANGELO, GORDON & CO., L.P., JMG CAPITAL   )
PARTNERS, LLC, SAGAMORE HILL HUB FUND,    )
LTD., JMG TRITON OFFSHORE FUND, LTD.,     )      C.A. No. 19298NC
PENINSULA CAPITAL ADVISORS, LLC and       )
PROVIDENCE ASSET MANAGEMENT, LLC,         )
                                          )
              Plaintiffs,                 )
                                          )
         v.                               )
                                          )
ALLIED RISER COMMUNICATIONS               )
CORPORATION, a Delaware Corporation,      )
GERALD K. DINSMORE, R. DAVID SPRENG,      )
DONALD LYNCH and BLAIR P. WHITAKER,       )
                                          )
    Defendants.                           )

                       VERIFIED COMPLAINT

         Plaintiffs Angelo, Gordon & Co., L.P., JMG Capital

Partners, LLC, Sagamore Hill Hub Fund, Ltd., JMG Triton Offshore

Fund, Ltd., Peninsula Capital Advisors, LLC and Providence Asset

Management, LLC (the "Noteholders") allege for their complaint against Allied Riser Communications Corporation ("Allied Riser")

and the members of its board of directors Gerald K. Dinsmore, R.

David Spreng, Donald Lynch and Blair T. Whitaker (the

"Directors") as follows:

                        Nature of Action

         1.   The Noteholders are the beneficial owners of (or

manage accounts that beneficially own) approximately $63.7

million of 7.50% Convertible Subordinated Notes due in 2007 (the

"Notes") issued by defendant Allied Riser pursuant to an

indenture, dated as of June 28, 2000 (the "Indenture"), between

Allied Riser, as issuer, and Wilmington Trust Company, as

indenture trustee.

         2.   Allied Riser is a telecommunications company that

has consistently experienced negative cash flow and losses since the Notes were issued, expects to generate significant losses into the foreseeable future and, on information and belief, is insolvent or in the vicinity of insolvency.  The Noteholders'

claims in this action arise primarily from Defendants' de facto liquidation and abandonment of Allied Riser's business and the pending merger of Allied Riser with Cogent Communications Group,

Inc. ("Cogent"), a telecommunications company that projects years of projected negative cash flow and dramatically increasing

losses into the foreseeable future.  Conflicted by their

substantial interests in Allied Riser's common stock, the

Directors have not acted in the best interests of the

Noteholders, as required given that Allied Riser, on information and belief, is insolvent or in the vicinity of insolvency.

Instead, the Directors have proposed the merger -- a transaction that impermissibly diverts the value attributable to Allied

Riser's remaining assets to the company's shareholders, rather than to satisfy the obligations to the Noteholders.

         3.   The Noteholders assert claims against Allied Riser

and its Directors for (a) the Directors' breach of their

fiduciary duty of loyalty and care to the Noteholders, (b) Allied

Riser's breach of the covenant of good faith and fair dealing implied in the Notes, (c) Allied Riser's fraudulent conveyance of its remaining assets to Cogent, and (d) a judicial declaration that (i) Allied Riser's assets are impressed with a constructive trust for the benefit of the Noteholders because Allied Riser, on information and belief, is insolvent, (ii) the Directors have breached their duty as trustees of Allied Riser's assets, and

(iii) the Directors are liable to the Noteholders for damages arising from the breach of their duty as trustees.

         4.   The Noteholders also bring this action to

preliminarily and permanently enjoin Defendants from (a)

consummating the merger and (b) taking any actions to further dissipate Allied Riser's remaining assets, including the

implementation, renewal or extension of the $5.2 million

retention plan for Allied Riser's executives.  An injunction is necessary to prevent irreparable injury to the Noteholders

because Allied Riser, on information and belief, is insolvent or in the vicinity of insolvency and Defendants' actions render

Allied Riser more likely to default on payment of the Notes or on any judgment for money damages rendered in this case.

         5.   The merger provides that Allied Riser's remaining

assets, primarily cash and marketable securities, and its debts and liabilities, including its obligations to the Noteholders to pay amounts due on the Notes, will continue to be vested in

Allied Riser and that Allied Riser will become wholly-owned and controlled by Cogent. No new assets will be added or merged into

Allied Riser as a result of the merger.

         6.   The proposed merger undermines or eliminates Allied

Riser's ability to satisfy its obligations to the Noteholders by

(a) impermissibly diverting the value attributable to Allied

Riser's remaining assets to the company's shareholders, rather than to satisfy the obligations to the Noteholders, (b) limiting the Noteholders' recourse in the event of a default on the Notes to Allied Riser, which, on information and belief, is insolvent or in the vicinity of insolvency, (c) providing the Noteholders with no evident recourse against Cogent, the parent corporation after the merger, in the event of a default on the Notes, and

(d) causing Allied Riser to unnecessarily incur further

debilitating expenses relating to the merger, including legal and financial advisor fees, and a $5.2 million retention plan for the payment of bonuses and other amounts to Allied Riser's

executives.

         7.   Most significantly, the proposed merger

dramatically increases the likelihood of Allied Riser's default on payment of the Notes by (a) vesting the financially-strapped

Cogent -- a company with years of projected negative cash flow --

with complete control over Allied Riser's remaining assets, and

(b) failing to protect the Noteholders against Cogent's

anticipated diversion of Allied Riser's remaining assets,

particularly its cash and marketable securities, to fund its own operations and repay its own debt, rather than the debt owed to the Noteholders.

                           The Parties

Plaintiffs

         8.   Plaintiff Angelo, Gordon & Co., L.P. is a limited

partnership organized under the laws of Delaware with its

principal office in New York, New York.

         9.   Plaintiff JMG Capital Partners, LLC is a limited

liability company organized under the laws of California with its principal office in Los Angeles, California.

         10.  Plaintiff Sagamore Hill Hub Fund, Ltd. is a company

organized under the laws of the Cayman Islands with its principal office in Greenwich, Connecticut.

         11.  Plaintiff JMG Triton Offshore Fund, Ltd. is a

company organized under the laws of the British Virgin Islands with its principal office in Los Angeles, California.

         12.  Plaintiff Peninsula Capital Advisors, LLC is a

limited liability company organized under the laws of Delaware with its principal office in Charlottesville, Virginia.

         13.  Plaintiff Providence Asset Management, LLC is a

limited liability company organized under the laws of Delaware with its principal office in Excelsior, Minnesota.

Defendants

         14.  Defendant Allied Riser is a corporation organized

and existing under the laws of Delaware with its principal place of business at 1700 Pacific Avenue, Suite 400, Dallas, Texas.

         15.  Defendant Gerald K. Dinsmore is Allied Riser's

Chief Executive Officer and President, and Chairman of Allied

Riser's board of directors.  On information and belief,

Mr. Dinsmore resides in Texas.  On information and belief, Mr.

Dinsmore is the beneficial owner of 291,667 shares of Allied

Riser's common stock.

         16.  Defendant R. David Spreng is a director of Allied

Riser and, on information and belief, resides in Plantersville,

Texas.  On information and belief, Mr. Spreng is the beneficial owner of 14,688 shares of Allied Riser's common stock and is the managing partner of Crescendo Ventures, an entity that

beneficially owns 5,165,495 shares of Allied Riser's common

stock.

         17.  Defendant Donald Lynch is a director of Allied

Riser and, on information and belief, resides in Texas.  On

information and belief, Mr. Lynch is the beneficial owner of

63,889 shares of Allied Riser's common stock.

         18.  Defendant Blair P. Whitaker is a director of Allied

Riser and, on information and belief, resides in Houston, Texas.

On information and belief, Mr. Whitaker is the beneficial owner of 4,688 shares of Allied Riser common stock and is the general partner of Norwest Venture Partners VII, LP, an entity that beneficially owns 5,165,494 shares of Allied Riser's common

stock.

                       Factual Background

The Notes and Indenture

         19.  Pursuant to the Indenture, dated as of June 28,

2000, between Allied Riser, as issuer, and Wilmington Trust

Company, as indenture trustee, Allied Riser issued $150 million of 7.50% Convertible Subordinated Notes due 2007.

         20.  In June 2001, Allied Riser completed a tender offer

for the repurchase of its Notes for a purchase price of $280 per every $1,000 of principal amount of the Notes.  Only $26.4

million in aggregate principal amount of the Notes were tendered.

As a result of the tender offer, Allied Riser repurchased Notes in that aggregate principal amount.  The current outstanding aggregate principal amount of the Notes is $123.6 million.

         21.  The Noteholders currently own Notes in the

aggregate principal amount of approximately $63.7 million or about 52% of the aggregate outstanding principal amount of the

Notes.

         22.  Section 10.1 of the Indenture obligates Allied

Riser to pay interest on and the principal of the Notes in

accordance with the terms of the Notes and the Indenture.

         23.  Section 1.11 of the Indenture provides that the

Notes and the Indenture are governed by the laws of the State of

New York.

Allied Riser's Precarious Financial Condition

         24.  Allied Riser describes itself as a facilities-based

provider of broadband data, video and voice communications

services to small and medium-sized businesses in major

metropolitan areas in North America, and typically delivers its services over networks that it designed, constructed, owns, and operates.  It is a public company whose shares of common stock are traded on the Nasdaq National Market, most recently in the range of 13 and 16 cents per share.  The price of Allied Riser's shares of common stock is down from a high of $48.75 in March

2000, a decline of about 99%.

         25.  Analysis of Allied Riser's financial filings

indicates that Allied Riser, on information and belief, is

insolvent or in the vicinity of insolvency.

         26.  On information and belief, Allied Riser is not able

currently, or will not be able in the near future, to pay its debts as they become due in the ordinary course of business,

including its obligations to the Noteholders.

         27.  According to the Form 10-Q Allied Riser filed on

November 14, 2001 with the Securities and Exchange Commission

("SEC") for the quarter ending September 30, 2001 (the "Form 10-

Q"), Allied Riser's total liabilities of approximately $214 million exceeded its total assets of approximately $168 million by some $46 million.

         28.  According to the Form 10-Q, the value of Allied

Riser's assets has fallen precipitously from approximately $590 million as of December 31, 2000 to approximately $168 million as of September 30, 2001, representing a decrease of approximately

$422 million or almost 72% of its total assets.

         29.  According to the Form 10-Q, Allied Riser's total

revenues for the quarter ending September 30, 2001 were less than

$8 million.  Its net loss for the same period was approximately

$40 million (excluding amortization, depreciation and asset

write-downs).

         30.  According to Cogent's Form S-4 Registration

Statement, as amended, filed with the SEC in connection with the proposed merger (the "Form S-4"), Allied Riser has incurred

dramatically increasing net losses of $14.6 million, $57.5

million and $173.4 million in 1998, 1999 and 2000, respectively,

and in the first nine months of 2001, had a net loss of $374.1 million.  According to the Form S-4, Allied Riser expects to generate "significant net losses for the foreseeable future."

         31.  According to the Form 10-Q, Allied Riser's earnings

before net interest, taxes, depreciation and amortization

("EBITDA") for the quarter ending September 30, 2001 were a

negative $32.3 million.  Allied Riser has not generated positive

EBITDA since its issuance of the Notes and does not expect to generate positive EBITDA in the near term.

Allied Riser's Abandonment of its Business

         32.  According to Allied Riser's public filings, Allied

Riser reduced its work force (a) by some 115 employees in October

2000, (b) by some 257 employees between February 2001 and

May 2001, (c) by approximately 290 persons in July 2001, and (d)

by 19 employees in October 2001.  On information and belief,

Allied Riser currently has only 26 employees, excluding employees in its 68% owned Canadian subsidiary.

         33.  On July 24, 2001, Allied Riser (a) suspended its

retail sales of broadband data applications and services in most markets in the United States as of September 21, 2001,

(b) transitioned its current retail customer to other service providers, and (c) closed its sales offices.

         34.  According to the Form 10-Q, Allied Riser in the

third and fourth quarters of 2001 sold its interests in four of the five companies it had acquired in 2000.  Between August and

September 2001, Allied Riser sold its subsidiary Winterlink, Inc.

and substantially all of the assets of its subsidiary

DirectCorporateLink.net, Inc. (two of the data and communication service providers acquired in 2000).  In early October 2001,

Allied Riser sold its subsidiary Rockynet.com, Inc. and all of its membership interests of its subsidiary Netrox, L.L.C. (two other data and communication service providers acquired in 2000).

         35.  Allied Riser's remaining assets, especially its

cash and other liquid assets, will continue to diminish at an accelerated rate and will disappear over the ensuing quarters.

As stated in the Form 10-Q, Allied Riser's "prospects for future cash flow have weakened and operating risks have increased," due to, among other things, "numerous adverse changes" in [Allied

Riser's] industry and continued weakness in the demand for

telecommunication services.

Allied Riser's Proposed Corporate Parent

         36.  According to its Form S-4, Cogent, a private

company, has been engaged since 2000 in providing high speed

Internet access and data communications to businesses and other telecommunications service providers in large commercial office buildings.

         37.  According to its Form S-4, Cogent is "an

early-stage company" with a short operating history in an

"unproven industry."  Cogent has "historically incurred operating losses and [it] expects [its] losses to continue for the

foreseeable future."  In light of its negative financial history,

Cogent acknowledges in its Form S-4 that it will not succeed unless it experiences rapid growth and obtains additional

capital.

         38.  According to its Form S-4, Cogent has "generated

increasing losses and anticipates that it will continue to incur increasing losses for the foreseeable future." In the first nine months of 2001, Cogent had a net loss of $45.4 million on revenues of $0.07 million.

         39.  According to its Form S-4, Cogent's EBITDA for the

period ending September 30, 2001 was a negative $36,482,000 and

Cogent does not expect to generate positive EBITDA in the near term.

         40.  According to its Form S-4, Cogent expects its

operating losses "to increase significantly" as it integrates

Allied Riser.

The Proposed Merger

         41.  The proposed merger is governed by an Agreement and

Plan of Merger dated as of August 28, 2001, as amended on

October 13, 2001 (the "Merger Agreement"), among Allied Riser,

Cogent and a newly-formed wholly-owned subsidiary of Cogent,

Augustus Caesar Merger Sub, Inc., a shell corporation formed to effectuate the merger.

         42.  Pursuant to the Merger Agreement, Allied Riser will

become a wholly-owned subsidiary of Cogent.  Allied Riser will be the surviving corporation of the merger and will retain all of its debts and liabilities, including the obligations to the

Noteholders.  Cogent apparently will not assume any of Allied

Riser's obligations to the Noteholders contained in the

Indenture.  Other than absorbing the shell merger subsidiary, no new assets will be added to Allied Riser.

         43.  Under the terms of the Merger Agreement, shares of

Allied Riser's common stock will be exchanged for shares of

Cogent common stock at a determined conversion rate, currently set at .0321780 shares of Cogent common stock for each share of

Allied Riser common stock.  Prior to the closing of the merger,

Cogent will effect a 10-to-1 reverse stock spilt of its common shares.

         44.  According to Cogent's Form S-4, on completion of

the merger, it is anticipated that Allied Riser's stockholders will own approximately 13.4% of the outstanding common stock of

Cogent on a fully diluted basis, subject to certain adjustments.

         45.  According to Cogent's Form S-4, it also is

anticipated that once the merger closes, Allied Riser's current board of directors will resign.  After the merger, Cogent's board of directors will consist of seven members with one individual designated by Allied Riser.

         46.  Each of the Cogent board of directors and the

Allied Riser board of directors has approved the Merger Agreement and the merger, and has recommended that each company's

stockholders vote for adoption of the Merger Agreement and

approval of the merger.

         47.  On information and belief, a special meeting of the

stockholders of Allied Riser will be scheduled in the near future for the purpose of considering and voting on the proposed merger.

The Dissipation of Allied Riser's Assets

         48.  Besides divesting Allied Riser of substantially all

of its subsidiaries and abandoning Allied Riser's retail sales and services business, the Directors seemingly have engaged in a campaign to systematically dissipate Allied Riser's assets.  For example, they have established a $5.2 million retention plan for payment of bonuses, severance and retention amounts to Allied

Riser employees and executives, including Defendant Dinsmore.

The Form S-4 reports that under the retention plan, Allied

Riser's executive officers have received and will continue to receive, so long as employed, incremental compensation up to 310%

of their annual salaries.

         49.  The Directors also are dissipating Allied Riser's

assets by (a) causing the company to incur unnecessary

debilitating expenses relating to the proposed merger, including legal and financial advisor fees, and (b) burdening the company with an obligation to pay a wasteful and disproportionate

termination fee to Cogent of $5 million if the merger is

terminated under specified conditions.

         50.  The proposed merger undermines or eliminates Allied

Riser's ability to satisfy its obligations to the Noteholders because it (a) impermissibly diverts the value attributable to

Allied Riser's remaining assets to the company's shareholders,

rather than to satisfy the obligations to the Noteholders,

(b) limits the Noteholders' recourse in the event of a default on the Notes to Allied Riser, which, on information and belief, is insolvent or in the vicinity of insolvency, (c) provides the

Noteholders with no evident recourse against Cogent in the event of a default on the Notes, (d) vests complete control in Cogent over Allied Riser's remaining assets, (e) causes Allied Riser to unnecessarily incur further debilitating expenses relating to the merger, including legal and financial advisor fees, and a

retention plan for Allied Riser's executives, and (f) fails to safeguard against Cogent's anticipated diversion of Allied

Riser's remaining assets, particularly its cash and marketable securities, to fund Cogent's operations and repay Cogent's own debt obligations as Cogent continues to experience dramatically increasing losses into the foreseeable future.

Irreparable Injury to the Noteholders

         51.  Because Allied Riser, on information and belief, is

insolvent or in the vicinity of insolvency, Allied Riser will be unable to pay (a) amounts due or to become due on the Notes and

(b) any judgment the Court may render awarding damages in favor of the Noteholders in this action.

         52.  The proposed merger, which diverts the value

attributable to Allied Riser's remaining assets to the company's shareholders, rather than to satisfy the obligations to the

Noteholders, and Defendants' continuing dissipation of Allied

Riser's assets renders Allied Riser more likely to default (a) on the payment of amounts due or to become due on the Notes, and (b)

on any judgment for money damages rendered in Plaintiffs' favor in this action.

         53.  Consequently, the Noteholders would be irreparably

harmed and without an adequate remedy at law, unless this Court preliminarily and permanently enjoins and restrains Defendants from (a) consummating the merger and (b) taking any actions to further dissipate Allied Riser's assets, including the

implementation, renewal or extension of the $5.2 retention plan.

                     First Claim for Relief
                   (Breach of Fiduciary Duty)

         54.  Plaintiffs incorporate herein by reference

paragraphs 1 through 53 as if fully set forth herein.

         55.  The Noteholders are creditors of Allied Riser.

         56.  Because Allied Riser, on information and belief, is

insolvent or in the vicinity of insolvency, the Directors owe a fiduciary duty of loyalty and care to the Noteholders of assuring that the Noteholders are either paid in full or pro rata from the remaining assets of the company.

         57.  In light of the fact that Allied Riser, on

information and belief, is insolvent or the vicinity of

insolvency, the Directors' fiduciary duty of loyalty and care to the Noteholders takes precedence over any fiduciary duty that may be owned to the company's shareholders.

         58.  On information and belief, the Directors and the

company's executive officers beneficially own or have indirect interests in 11,247,622 shares of Allied Riser's common stock,

representing more than 18% of the 61,439,927 shares outstanding as of October 31, 2001.

         59.  Because the Directors beneficially own or have

indirect interests in substantial amounts of the Allied Riser's common stock, the Directors have inherent conflicts that prohibit them from acting in the best interests of the Noteholders, as the law requires given that Allied Riser, on information and belief,

is insolvent or in the vicinity of insolvency.

         60.  On information and belief, all stock options,

restricted shares and deferred stock units awarded to the

Directors prior to the merger will become fully vested and

converted into the right to purchase or receive shares of Cogent common stock based on the applicable conversion rate.

         61.  On information and belief, the Directors and Allied

Riser's executive officers have refused in bad faith to give thoughtful and informed consideration to alternatives to the proposed merger even though the alternatives contained terms that maximized the value of the company and minimized the risk to the

Noteholders and other creditors arising from the merger.

         62.  On information and belief, the Directors and Allied

Riser's executive officers have refused to consider alternatives to the proposed merger because of conflicting economic interests arising from their prospective economic benefit from (a) the retention plan for company executives and (b) their beneficial ownership of or indirect interests in substantial amounts of the company's common stock, stock options, restricted shares and deferred stock units.  The Directors' refusal to consider

alternatives to the merger also, on information and belief,

arises from their concern for their personal reputations should

Allied Riser commence bankruptcy proceedings.

         63.  The Directors have breached or will breach their

fiduciary duty of loyalty and care to the Noteholders by, among other things, (a) impermissibly diverting the value attributable to Allied Riser's remaining assets to the company's shareholders pursuant to the merger, rather than to satisfy the obligations to the Noteholders, (b) providing under the terms of the merger that

Allied Riser, a company that, on information and belief, is

insolvent or in the vicinity of insolvency, remains liable on the

Notes without any evident recourse to Cogent, (c) approving the fraudulent transfer of Allied Riser's assets to Cogent's wholly-

owned subsidiary pursuant to the merger in a manner that hinders or delays payment on the Notes, or defrauds the Noteholders, (d)

obligating Allied Riser under the terms of the merger to pay a wasteful and disproportionate termination fee to Cogent of $5 million if the merger is terminated under specified

circumstances, (e) dissipating $5.2 million of Allied Riser's assets to corporate insiders, including Defendant Dinsmore, by funding the retention plan, (f) vesting pursuant to the merger complete control of Allied Riser's remaining assets in Cogent, a company that forecasts years of negative cash flow, (g) failing to protect the Noteholders under the terms of the merger against

Cogent's anticipated diversion of Allied Riser's remaining

assets, particularly its cash and marketable securities, to fund

Cogent's operations and pay its own debt as Cogent experiences dramatically increasing losses into the foreseeable future,

(h) changing the ownership of Allied Riser in circumvention of the Change of Control provisions in the Indenture, (i)

effectively liquidating and abandoning Allied Riser's business without affording protection to the Noteholders against potential defaults under the Notes and the Indenture, and (j) causing

Allied Riser to incur unnecessary debilitating expenses relating to the proposed merger, including legal and financial advisor fees.

         64.  By virtue of the Directors' breaches of their

fiduciary duty of loyalty and care, the Noteholders have or will suffer damages in an amount to be determined at trial.

                     Second Claim for Relief
       (Breach of Covenant of Good Faith and Fair Dealing)

         65. Plaintiffs incorporate herein by reference paragraphs 1 through 64 as if fully set forth herein.

         66.  The Notes contain an implied obligation of good

faith and fair dealing under New York law.

         67.  By issuing the Notes, Allied Riser was obligated to

act in good faith and deal fairly with the Noteholders.

         68.  The implied obligation of good faith and fair

dealing in the Notes encompasses any promises that a reasonable person in the position of the Noteholders would be justified in understanding were included in the Notes.

         69.  By (a) impermissibly diverting the value

attributable to Allied Riser's remaining assets to the company's shareholders pursuant to the merger, rather than to satisfy the obligations to the Noteholders, (b) engaging in a de facto

liquidation of its business, and (c) dissipating its assets,

Allied Riser has breached or will breach the covenant of good faith and fair dealing implied in the Notes.  Defendants' actions constitute a breach of the covenant of good faith and fair

dealing because they thwart the reasonable expectations of the

Noteholders and deprive the Noteholders of the benefit of the bargain arising from their purchase of the Notes.

         70.  By virtue of Allied Riser's breach of the implied

covenant of good faith and fair dealing contained in the Notes,

the Noteholders have or will suffer damages in an amount to be determined at trial.

                     Third Claim for Relief
        (Fraudulent Conveyance of Allied Riser's Assets)

         71.  Plaintiffs incorporate herein by reference

paragraphs 1 through 70 as if fully set forth herein.

         72.  Because, on information and belief, Allied Riser's

liabilities exceed its assets, Allied Riser is insolvent under both (a) Section 1302 (a) of the Delaware Code Annotated

(Title 6) and (b) Section 24.003 (a) of the Texas Business and

Commercial Code.

         73.Because, on information and belief, Allied Riser is

not able to pay its debts when they become due in the ordinary course of business, Allied Riser is presumed insolvent under both

(a) Section 1302 (b) of the Delaware Code Annotated (Title 6) and

(b) Section 24.003 (b) of the Texas Business and Commercial Code.

         74.  Allied Riser's (a) transfer of its assets pursuant

to the merger and (b) outlays of fees for financial advisors,

counsel and the retention plan are fraudulent conveyances under both (a) Section 1304 of the Delaware Code Annotated (Title 6)

and (b) Section 24.005 of the Texas Business and Commercial Code,

because Allied Riser will make these transfers with actual intent to hinder, delay or defraud the Noteholders.

         75.  By virtue of Allied Riser's fraudulent conveyance

of its assets, the Noteholders have or will suffer damages in an amount to be determined at trial.

                     Fourth Claim for Relief
            (Judgment Declaring a Constructive Trust
                    on Allied Riser's Assets)

         76.  Plaintiffs incorporate herein by reference

paragraphs 1 through 75 as if fully set forth herein.

         77.  By operation of law, Allied Riser's assets were

impressed with a constructive trust for the benefit of the

Noteholders immediately upon Allied Riser becoming insolvent.

Allied Riser's assets continue to be impressed with a

constructive trust for the benefit of the Noteholders because, on information and belief, Allied Riser is insolvent.

         78.  The Directors have breached or will breach their

duty as trustees of Allied Riser's assets for the benefit of the

Noteholders by, among other things, (a) impermissibly diverting the value attributable to Allied Riser's remaining assets to the company's shareholders pursuant to the merger, rather than to satisfy the obligations to the Noteholders, (b) implementing a de facto liquidation of Allied Riser's business, and (c) dissipating the company's assets.

         79.  Consequently, the Directors are liable to the

Noteholders for damages arising from the breach of their duty as trustees of Allied Riser's assets for the benefit of the

Noteholders.

         80.  On information and belief, the Directors do not

believe that (a) Allied Riser's assets are impressed with a

constructive trust for the benefit of the Noteholders, (b) they have breached or will breach their duty as trustees of Allied

Riser's assets, and (c) they are liable to the Noteholders for damages arising from the breach of their duty as trustees.

         81.  An actual and justiciable controversy exists

between Plaintiffs and Defendants as to whether (a) Allied

Riser's assets are impressed with a constructive trust for the benefit of the Noteholders, (b) the Directors have breached or will breach their duty as trustees of Allied Riser's assets, and

(c) the Directors are liable to the Noteholders for damages

arising from the breach of their duty as trustees.

         82.  By virtue of the foregoing, Plaintiffs are entitled

to a judgment declaring that (a) Allied Riser's assets are

impressed with a constructive trust for the benefit of the

Noteholders, (b) the Directors have breached and will breach their duty as trustees of Allied Riser's assets, and (c) the

Directors are liable to the Noteholders for damages arising from the breach of their duty as trustees.

                     Fifth Claim for Relief
          (Preliminary and Permanent Injunctive Relief)

         83.  Plaintiffs incorporate herein by reference

paragraphs 1 through 82 as if fully set forth herein.

         84.  The Noteholders are reasonably likely to succeed on

the merits of their claims against Defendants.

         85.  Because Allied Riser, on information and belief, is

insolvent or in the vicinity of insolvency, it will likely

default on payment of amounts due or to become due on the Notes.

In addition, any judgment for money damages the Noteholders

obtain in this action will be frustrated since Allied Riser will not have sufficient assets with which to satisfy a judgment.  The proposed merger, which impermissibly diverts the value

attributable to Allied Riser's remaining assets to the company's shareholders, rather than to satisfy the obligations to the

Noteholders, and Defendants' continued dissipation of Allied

Riser's assets will exacerbate Allied Riser's financially

distressed condition.  Consequently, the Noteholders will suffer irreparable injury unless this Court enjoins and restrains

Defendants from (a) consummating the merger and (b) taking any actions to further dissipate Allied Riser's remaining assets,

including the implementation, renewal or extension of the $5.2 million retention plan for Allied Riser's executives.

         86.  The threatened injury to the Noteholders if the

Court denies injunctive relief outweighs any threatened injury to

Defendants.

         87.  The Noteholders have no adequate remedy at law.

          WHEREFORE, Plaintiffs respectfully requests that the

Court:

         (a)  Award damages against the Directors on the First

              Claim for Relief in an amount to be determined at

              trial;

         (b)  Award damages against Allied Riser on the Second

              and Third Claims for Relief in an amount to be

              determined at trial;

         (c)  Grant Plaintiffs the declaratory judgment requested

              in the Fourth Claim for Relief by declaring that

              (1) Allied Riser's assets are impressed with a

              constructive trust for the benefit of the

              Noteholders, (2) the Directors have breached or

              will breach their duty as trustees of Allied

              Riser's assets, and (3) the Directors are liable to

              the Noteholders for damages arising from the breach

              of their duty as trustees;

         (d)  Issue an order preliminarily and permanently

              enjoining Defendants from (1) consummating the

              merger and (2) taking any actions to further

              dissipate Allied Riser's remaining assets,

              including the implementation, renewal or extension

              of the $5.2 million retention plan for Allied Riser

              executives;

         (e)  Award Plaintiffs the attorneys' fees and cost

              incurred in prosecuting this action; and

         (f)  Grant Plaintiffs such other and further relief as

              the Court deems just and equitable under the

              circumstances.



                             POTTER ANDERSON & CORROON LLP
                             By: /s/ Donald J. Wolfe
                             -----------------------
                             Donald J. Wolfe, Jr.
                             Kevin R. Shannon
                             1313 North Market Street, 6th Floor
                             P.O. Box 951
                             Wilmington, Delaware 19801
                             (302) 984-6000

                             Attorneys for Plaintiffs
                             Angelo, Gordon & Co., L.P., JMG
                             Capital Partners, LLC, Sagamore Hill
                             Hub Fund, Ltd., JMG Triton Offshore
                             Fund, Ltd., Peninsula Capital
                             Advisors, LLC and Providence Asset
                             Management, LLC

OF COUNSEL:
SEWARD & KISSEL LLP
Dale C. Christensen, Jr.
John J. Galban
One Battery Park Plaza
New York, New York 10004
(212) 574-1200




















                               26
03872001.AB7

STATE OF VIRGINIA         )
                          )  ss.
COUNTY OF ALBEMARLE       )

                          VERIFICATION

         The undersigned, R. Ted Weschler, states under oath that

he is Managing Partner of Peninsula Capital Advisors, LLC, a

plaintiff in this action, that he has read the foregoing Verified

Complaint and that, to the best of his knowledge, information and belief, the statements made therein are true and correct.





                             /s/ R. Ted Weschler
                             -------------------
                                 R. Ted Weschler

Sworn to before me
December 5, 2001


/s/ S. Maury Early
______________________
    S. Maury Early

My commission expires 1/31/2003




















03872001.AB7